Exhibit 99.1

CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Rebecca Wong Atkins + Associates Phone: (858) 527-3495

Inovio Reports First Quarter 2005 Financial Results

SAN DIEGO, CA – May 10, 2005 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the quarter ended March 31, 2005.

Total revenue for the quarter ended March 31, 2005, was $961,921, as compared to $69,385 for the same period in 2004. Revenue consisted of license fees, milestone payments, and amounts received from collaborative research and development arrangements and grants.

Total operating expenses for the quarter ended March 31, 2005, were $8,182,618, as compared to $1,686,056 for the same period in 2004. Included in total operating expenses for the quarter ended March 31, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the quarter ended March 31, 2005, was $9,285,290, or $0.50 per share, as compared with a net loss attributable to common stockholders of $1,679,772, or $0.10 per share, for the same period in 2004. Included in net loss attributable to common stockholders for the quarter ended March 31, 2005, was the $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from our acquisition of Inovio AS, as well as a non-cash imputed dividend charge of $1,942,773 related to the private placement we completed in January 2005.

“We are pleased with the expansion of our clinical programs. Five ongoing oncology trials position us for extensive data on the benefits of treating solid tumors with our electrochemical ablation therapy compared to surgery. We are also collecting the first human data on gene therapies delivered using electroporation in two trials with partners,” said Avtar Dhillon, MD, President and CEO. “Armed with data from our clinical programs, we will be in an ideal position for new license agreements in oncology and gene therapy.”

Revenue

Revenue from license fees and milestone payments for the quarter ended March 31, 2005, was $99,839, as compared to $1,471 for the same period in 2004. The increase in license fees for the quarter ended March 31, 2005, as compared to the same period in 2004, was mainly due to license revenue recognized from the collaboration and licensing agreement with Merck signed in May 2004 to develop and commercialize our MedPulser® DNA Delivery System, which is being developed for use with certain of Merck’s DNA vaccine programs. Under this agreement, we will receive payments if certain product development milestones are achieved. The upfront payment received from Merck in 2004 and prospective future milestone payments will be amortized over the term of the agreement. Royalties are payable on sales utilizing the device developed under this agreement.

Revenue recorded under collaborative research and development arrangements for the quarter ended March 31, 2005, was $517,612, as compared to $67,914 for the same period in 2004. The increase in revenue from collaborative research and development arrangements during the quarter ended March 31, 2005, as compared to the same period in 2004, was primarily due to revenue recognized from the collaboration and licensing agreement with Merck signed in May 2004.

Grant revenue for the quarter ended March 31, 2005, was $344,470, as compared to $0 for the same period in 2004. The increase in grant revenue during the quarter ended March 31, 2005, as compared to the same period in 2004, was primarily due to $323,778 in grant revenue attributable to Inovio AS, the Norwegian company we acquired in January 2005.

Expenses

Research and development expenses for the quarter ended March 31, 2005, were $3,340,381, as compared to $588,860 for the same period in 2004. The increase in research and development expenses for the quarter ended March 31, 2005, as compared to the same period in 2004, was primarily due to an increase in clinical trial expenses. These clinical trial expenses include the use of a clinical research organization hired in association with our clinical trials and costs associated with the use of outside clinical and regulatory consultants. The remainder of the increase was mainly due to increased personnel expenses to support internal efforts related to product development and clinical trials, increased external research expenses, and additional travel and other consulting expenses associated with our clinical trials. During the quarter ended March 31, 2005, we also incurred research and development expenses of $273,385 attributable to Inovio AS.

We initiated two Phase III head and neck clinical trials during 2004 in the United States and Europe. These trials compare our electroporation therapy to surgery using a primary endpoint of function preservation and secondary endpoints of local tumor control, disease free survival, and overall survival. In addition, we initiated two European pre-marketing trials for skin cancer and head and neck cancer to gather additional clinical and pharmacoeconomic data. We have also initiated a Phase I clinical trial of our MedPulser® Electroporation Therapy System for the treatment of pancreatic cancer. Due to the initiation of these clinical trials, we anticipate research and development expenses from clinical and regulatory activities to increase in fiscal 2005, as compared to fiscal 2004.

General and administrative expenses, which include business development expenses, for the quarter ended March 31, 2005, were $1,472,737, compared to $1,097,196 for the same period in 2004. The increase in general and administrative expenses for the quarter ended March 31, 2005, as compared to the same period in 2004, was mainly due to increased consulting and legal expenses and increased personnel costs to support our administrative infrastructure, which includes our finance, investor relations and information technology departments, and ongoing business development efforts. The increase in general and administrative expenses was also due to accounting-related expenses incurred during the quarter ended March 31, 2005, related mainly to the implementation of internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. During the quarter ended March 31, 2005, we also incurred general and administrative expenses of $38,672 attributable to Inovio AS.

Amortization of intangible assets was $37,500 during the quarter ended March 31, 2005, related to an intangible asset associated with contracts and intellectual property acquired as part of our acquisition of Inovio AS.

Operating expenses for the quarter ended March 31, 2005, include a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount related to acquired IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use.

Net Loss Attributable to Common Stockholders

The increase in net loss attributable to common stockholders for the quarter ended March 31, 2005, as compared to the same period in 2004, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired in-process research and development resulting from the Inovio AS acquisition, as well as an increase in our clinical trial and research and development expenses. In addition, in connection with the private placement we completed in January 2005, we recorded a non-cash imputed dividend charge of $1,942,773 during the quarter ended March 31, 2005.

Capital Resources

As of March 31, 2005, we had cash and cash equivalents of $11,809,900 and working capital of $7,679,106, as compared to cash and cash equivalents of $17,889,797 and working capital of $13,036,685 as of December 31, 2004. The decrease in working capital during the quarter ended March 31, 2005, was primarily due to the $3,000,000 we paid as part of the acquisition of Inovio AS in January 2005. The decrease in working capital was also due to increased expenditures related to research and development activities and upfront payments associated with our clinical trials activities, as well as various general and administrative and legal expenses related to investor relations, business development and finance activities. The remaining cash proceeds of $2,430,000 from our January 2005 private placement will be received upon the earlier of (1) September 30, 2005, or (2) the occurrence of an “early triggering event,” as defined in the private placement agreement.

Recent Highlights

•	Acquired Inovio AS, a Norwegian company engaged in developing drug delivery solutions based on electroporation of skeletal muscles for gene therapy and DNA vaccination.

•	Launched our new company name, Inovio Biomedical Corporation.

•	Completed a $3,037,500 private placement of our common stock.

•	Initiated a Phase I clinical trial in patients with malignant melanoma at the prestigious H. Lee Moffitt Cancer Center.

•	Initiated a Phase I pancreatic cancer trial using our MedPulser® Electroporation Therapy System.

•	Presented data from studies of the clinical utility of electroporation-mediated DNA delivery, showing that this method is safe and tolerable.

•	Obtained a patent for vascular therapy.

•	Initiated a Phase I/II clinical trial, in collaboration with University of Southhampton, for patients with recurrent prostate cancer using electroporation to deliver a therapeutic plasmid-based DNA vaccine to skeletal muscles.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on our proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. We are moving our lead product, the MedPulser® Electroporation Therapy System, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where we have received CE Mark accreditation, a U.S. Phase III pivotal study for recurrent head and neck cancer, and a Phase I pancreatic cancer trial. Merck, Vical, Chiron, the U.S. Navy, and other partners are employing our electroporation technology, which enhances local delivery and cellular uptake of useful biopharmaceuticals, in their development of novel DNA vaccines and gene therapies. We are a leader in electroporation, with 57 U.S. and 125 corresponding foreign issued patents, plus numerous pending patents in the U.S. and abroad. More information can be obtained at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the twelve-month period ended December 31, 2004, and our Form 10-Q for the three-month period ended March 31, 2005, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$11,809,900	$17,889,797
Accounts receivables	461,498	424,157
Prepaid expenses and other	717,452	124,723

Total current assets	12,988,850	18,438,677
Fixed assets, net	422,908	155,253
Patents and other assets, net	2,300,088	2,357,572
Goodwill	3,156,594	—
Intangible assets, net	4,012,500	—

Total assets	$22,880,940	$20,951,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,672,519	$2,155,592
Accrued clinical trial expenses	2,554,071	2,195,816
Deferred revenue	1,083,154	1,050,584

Total current liabilities	5,309,744	5,401,992
Deferred rent	332,393	—
Long term liabilities	10,924	—

Total liabilities	5,653,061	5,401,992

Stockholders’ equity:
Preferred stock	1,968	2
Common stock	19,021	18,420
Common stock issuable	4,990,000	—
Additional paid-in capital	114,402,725	103,438,408
Accumulated deficit	(97,192,610)	(87,907,320)
Subscription receivable	(4,990,000)	—
Other comprehensive loss	(3,225)	—

Total stockholders’ equity	17,227,879	15,549,510

Total liabilities and stockholders’ equity	$22,880,940	$20,951,502

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Unaudited)

	Three Month Period	Three Month Period
	Ended	Ended
	March 31,	March 31,
	2005	2004
Revenue:
License fee and milestone payments	$99,839	$1,471
Revenue under collaborative research and development arrangements	517,612	67,914
Grants	344,470	—
Total revenue	961,921	69,385

Operating expenses:
Research and development	3,340,381	588,860
General and administrative	1,472,737	1,097,196
Amortization of intangible assets	37,500	—
Charge for acquired IPR&D	3,332,000	—

Total operating expenses	8,182,618	1,686,056

Loss from operations	(7,220,697)	(1,616,671)
Other income (expense):
Interest income	81,543	35,039
Other income (expense), net	(645)	—

Net loss	(7,139,799)	(1,581,632)
Imputed and declared dividends on preferred stock	(2,145,491)	(98,140)

Net loss attributable to common stockholders	$(9,285,290)	$(1,679,772)

Amounts per common share – basic and diluted:
Net loss	$(0.38)	$(0.09)
Imputed and declared dividends on preferred stock	(0.12)	(0.01)

Net loss per common share	$(0.50)	$(0.10)

Weighted average number of common shares — basic and diluted	18,628,245	16,826,998

All applicable share and per share amounts have been adjusted to give effect to the one-for-four reverse stock split of our common stock on September 13, 2004.